EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327	Eric Boyriven Financial Dynamics 212-850-5600

KVH Announces Results for Fourth Quarter

•	Quarterly Revenue of $17.8 Million, Up 11% Year over Year

•	Net Income of $1.0 Million and $0.07 Per Diluted Share

MIDDLETOWN, RI – February 15, 2006 – KVH Industries, Inc., (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the fourth quarter and year ended December 31, 2005. Revenue for the fourth quarter 2005 was $17.8 million, up 11% from $16.0 million for the fourth quarter ended December 31, 2004. Net income for the quarter was $1.0 million, or $0.07 per share compared to net income of $0.3 million, or $0.02 per share, during the same period last year.

For the year ended December 31, 2005, revenue increased 14% to $71.3 million as compared to $62.3 million for the year ended December 31, 2004. The company reported net income of $2.9 million, or $0.20 per share, for the year ended December 31, 2005, compared to a net loss of ($6.1) million, or ($0.44) per share, in the prior year.

“The fourth quarter was a strong one for KVH, capping off a good year in which we accomplished virtually all of our operational and strategic goals and achieved a significant improvement over our 2004 results,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “Revenue was up, we remained profitable for the full year, and we strengthened our balance sheet. In addition, we positioned ourselves for the future with the introduction of five new consumer products, as well as the establishment of valuable strategic relationships and initiatives that I expect will benefit KVH later in 2006.”

In the fourth quarter of 2005, defense-related sales, including those for KVH’s TACNAV® military navigation systems and fiber optic gyro (FOG) solutions, were up 57% on a year-over-year basis. For the year ended December 31, 2005, defense revenue was up 61% compared to the prior year.

“Our defense business made a significant contribution to our bottom line growth, both in the fourth quarter and the year as a whole. TACNAV and FOG sales remained strong and we are currently involved in several new product development efforts funded by the U.S. Department of Defense that have the potential to expand the capabilities and versatility of both product lines,” explained Mr. Kits van Heyningen.

In the fourth quarter of 2005, mobile satellite revenue declined 8% compared to the fourth quarter of 2004. For the year ended 2005, mobile satellite revenue was up 1% compared to the prior year.

Commenting on the company’s mobile satellite business, Mr. Kits van Heyningen remarked, “Sales of our marine satellite TV and communication products in North America and abroad showed continued strength on 17% revenue growth for the year. Our new TracVision® M3 is allowing us to support the large and virtually untapped market of vessels 25-40 feet long for the first time. Because of sharply lower RV product sales, our land mobile revenue was down 13% for the year as a whole despite the solid increase in annual sales of our TracVision A5 automotive satellite TV system.”

Commenting on the company’s plans in the RV market, Mr. Kits van Heyningen said, “Within the land mobile market, our RV sales were down significantly both for the quarter and year as a whole due to general market and competitive conditions. In light of the challenges within the RV marketplace, we are now in the process of rolling out a new product line for recreational vehicles – the TracVision R-series, which was introduced in late November 2005. We’ve also taken steps to diversify all of our consumer product lines by bringing mobile high-speed Internet to cars, boats, and RVs in cooperation with Microsoft and its MSN® TV group. This exciting new product complements our existing mobile satellite systems while taking advantage of effective, affordable, and available technology and services.”

“We have shifted our spending to drive improvements in productivity and efficiency, including focusing on several product cost reduction programs and continuing to invest aggressively for future growth,” explained Patrick Spratt, KVH’s chief financial officer. “A favorable mix of revenue from our relatively higher-margin marine satellite and defense products contributed to fourth quarter gross margin of 43%, and drove a 24% increase in gross profit compared to the fourth quarter of 2004. Asset management continued to be very strong and the company generated a net increase in cash and marketable securities in excess of $4 million for the year.”

Looking ahead to the company’s expected performance for 2006, Mr. Spratt noted, “Based on current visibility, we anticipate that total revenue growth for the year will be approximately 10%. We expect that our defense-related business will show solid growth, but below the pace that we saw in 2005. Marine and automotive sales should reflect solid growth as well, but we expect RV sales to remain a challenge and decline again on a year-over-year basis. Based on this revenue growth projection, we expect full-year net income, prior to the effect of stock option expensing, to be up approximately 50%. The actual impact of option expensing will be a function of several variables. Based on current assumptions, we expect the 2006 impact of option expensing to be approximately $0.06 per share.

“For the first quarter, defense sales should show strong year over year growth, though we expect that they will decline sequentially. First quarter mobile satellite sales will be challenging due to continued softness in the RV market. As a result, we expect that overall revenue growth for the first quarter will be approximately 5% with earnings roughly double those of the first quarter of 2005, prior to the effect of option expensing.”

“We began 2006 with good momentum in many of our markets including excellent progress in our efforts to revitalize each of our product lines with new products and services,” concluded Mr. Kits van Heyningen. “At the same time, we are positioning ourselves with other industry leaders thanks to important new strategic relationships that will enable us to pursue some exciting opportunities in the coming year.”

Recent Highlights:

•	February 15, 2006 – KVH announces that it shipped its 100,000th mobile satellite antenna.

•	January 5, 2006 – Microsoft Corp. and KVH announced an agreement to bring the MSN® TV service to consumers traveling in cars, trucks, RVs and boats throughout the United States using a Mobile Internet Receiver with MSN TV service designed and manufactured by KVH.

•	November 29, 2005 – KVH unveiled its TracVision R-series, a new family of mobile satellite TV systems for the RV market. The new product line includes the premier TracVision R6, which offers a compact 12” high design, electronic dew elimination technology, on-screen messaging and diagnostics, and an integrated 12V receiver designed for RV applications.

•	October 27, 2005 – KVH introduced its new TracVision M3, the world’s smallest stabilized marine satellite TV antenna. The 14.5-inch diameter TracVision M3 was designed to bring DIRECTV® service to vessels 25-40 feet in length.

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October 21, 2005 –The National Marine Electronics Association (NMEA) named the KVH TracVision 4-HP satellite TV system the “Best Entertainment Product of 2005” while the KVH TracPhone® F33 satellite communication system was named “Best Communications Product of

2005”. This was the eighth consecutive year that KVH TracVision and TracPhone systems received these honors.

KVH is webcasting its fourth quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed via the company’s website at http://www.kvh.com/InvRelations. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries, Inc., is a premier manufacturer of systems to provide access to live mobile media ranging from satellite TV to telephone and high-speed Internet for vehicles and vessels as well as a leading source of navigation, pointing, and guidance solutions for maritime, defense, and commercial applications. The company’s products are based on its proprietary mobile satellite antenna and fiber optic technologies. An ISO 9001-certified company, KVH is based in Middletown, Rhode Island.

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net sales	$17,816	$16,011	$71,258	$62,303
TracVision A5 inventory and firm purchase commitment revaluation charge	(100)	(55)	(100)	2,358
Cost of goods sold	10,233	9,890	41,687	39,934

Gross profit	7,683	6,176	29,671	20,011
Operating expenses:
Research and development	2,033	1,361	7,692	6,337
Sales and marketing	3,498	4,287	13,845	15,907
General and administrative	1,523	1,317	5,845	5,166

Income (loss) from operations	629	(789)	2,289	(7,399)
Other income, net	418	239	931	506
Income tax (expense) benefit	(43)	819	(289)	746

Net income (loss)	$1,004	$269	$2,931	$(6,147)

Net income (loss) per common share
Basic and diluted	$0.07	$0.02	$0.20	$(0.44)

Weighted average common shares outstanding
Basic	14,619	14,468	14,571	14,109

Diluted	14,711	14,599	14,685	14,109

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KVH INDUSTRIES, INC. AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Cash, cash equivalents and marketable securities	$50,090	$45,728
Accounts receivable, net	12,283	9,577
Inventories	6,564	7,251
Other assets	1,233	1,878

Total current assets	70,170	64,434

Property and equipment, net	8,663	8,218
Deferred income taxes	3,334	3,014
Other non-current assets	163	248

Total assets	$82,330	$75,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,442	$5,678
Current portion of long-term debt	115	107

Total current liabilities	8,557	5,785

Deferred revenue	128	—
Long-term debt, excluding current portion	2,282	2,397
Stockholders’ equity	71,363	67,732

Total liabilities and stockholders’ equity	$82,330	$75,914

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial and product development goals for 2006, anticipated revenue growth, anticipated profitability, anticipated orders for our satellite communications and military products, and anticipated improvements in our product margins and competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the unpredictability of the emerging market, as well as consumer demand, for mobile satellite communications products in automobiles; failure to gain the acceptance of or orders from automotive manufacturers for the TracVision A5; seasonal declines in demand for our mobile satellite communication and television products; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the risk of order cancellations or unexercised options, particularly for longer-term defense orders, such as the multi-year SRWS or MK54 torpedo programs; potential reductions in our overall gross margins in the event of a general shift in product mix more strongly toward our mobile satellite communications products; our dependence on sole, limited source, or foreign suppliers; our dependence on third-party satellite networks for programming and satellite services; the impact of continuing increases in fuel prices on the sale and use of motor vehicles and marine vessels; poor or delayed research and development results; currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks; potential product liability claims; the difficulty in protecting our proprietary technology;

potential claims of intellectual property infringement; and expenses associated with corporate governance requirements. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2005. Copies are available through our Investor Relations department and website, www.kvh.com. We assume no obligation to update our forward-looking statements to reflect new information and developments.

KVH, TracVision, TracPhone, and TACNAV are registered trademarks of KVH Industries, Inc. All other trademarks are the property of their respective companies.

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